EXHIBIT 23.1





                          Consent of Independent Auditors




The Board of Directors
Dataram Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 of Dataram Corporation of our reports dated June 6, 2001, relating to the consolidated balance sheets of Dataram Corporation and subsidiaries as of April 30, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2001, and the related financial statement schedules, which reports appear in the April 30, 2001 Annual Report on Form 10-K of Dataram Corporation.




                                           KPMG LLP




Short Hills, New Jersey
October 16, 2001